Exhibit 8.1


       [Letterhead of Cleary, Gottlieb, Steen & Hamilton]





Writer's Direct Dial:  (212) 225-2890

                                    March 31, 1997


HomeSide Mortgage Securities, Inc.
7301 Baymeadows Way
Jacksonville, Florida  32256

Ladies and Gentlemen:

           We have acted as your counsel in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission on May 22, 1990, pursuant to the Securities Act of 1933, as amended (the "Act") in respect of Mortgage Pass-Through Certificates ("Certificates") that you plan to offer in series. Our advice formed the basis for the discussion of federal income tax consequences appearing in the Registration Statement under the heading "Certain Federal Income Tax Consequences." Such discussion does not purport to deal with all possible federal income tax consequences of an investment in Certificates, but with respect to those tax consequences which are discussed, in our opinion, the discussion is a fair and accurate summary of the matters addressed therein under existing law and the assumptions stated therein.

           We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to this firm in the Registration Statement under the heading


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HomeSide Mortgage Securities, Inc., p. 2

"Certain Federal Income Tax Consequences", without admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

                               Very truly yours,


                               CLEARY, GOTTLIEB, STEEN & HAMILTON


                               By /s/ David L. Sugerman
                                 ---------------------------------
                                 David L. Sugerman, a Partner


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